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Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                           Third Quarter Ended                  Year-to-date Ended
(In thousands, except per share amounts)           Dec. 2, 2000      Dec. 4, 1999            Dec. 2, 2000   Dec. 4, 1999
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
Earnings per share - basic
  Income available to common shareholders              $     47,511       $     58,654         $  174,772       $   170,857

  Weighted average shares outstanding                       132,430            139,635            132,220           126,488
  Earnings per share - basic                           $        .36       $        .42         $     1.32       $      1.35


Earnings per share - diluted
  Income available to common shareholders              $     47,511       $     58,654         $  174,772       $   170,857

  Weighted average shares outstanding                       132,430            139,635            132,220           126,488
  Dilutive impact of options outstanding                        303                834                736             1,065
                                                   ------------------------------------------------------------------------
  Weighted average shares and potential
       dilutive shares outstanding                          132,733            140,469            132,956           127,553
   Earnings per share - dilutive                       $        .36       $        .42         $     1.31       $      1.34
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.